Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Appoints Three New Independent Directors to Board

Appointments of Rachel Bishop, Jeffrey Boyer and Chip Molloy Enhance Board’s

Expertise in Retail Operations, Strategy and Finance

DENTON, Texas, August 1, 2022-- (BUSINESS WIRE) -- Sally Beauty Holdings, Inc. (NYSE: SBH) today announced the appointment of Rachel R. Bishop, Ph.D., President, Hefty Tableware at Reynolds Consumer Products; Jeffrey Boyer, Chief Operating Officer of Fossil Group; and Lawrence “Chip” Molloy, Chief Financial Officer of Sprouts Farmers Market, to its Board of Directors, effective immediately. With these appointments, Sally Beauty Holdings’ Board is now 46% women and 8% racially/ethnically diverse, and 69% have joined within the last five years.

“On behalf of my fellow directors, we are very pleased to welcome Rachel, Jeff and Chip to the Sally Beauty Holdings’ Board,” stated Bob McMaster, Chair of the Board of Directors. “These appointments are aligned with our commitment to engaging in intentional and thoughtful board refreshment and bring three highly respected executives with extensive experience in the retail and consumer goods industries to the Board. Collectively, Rachel, Jeff and Chip enhance our expertise across retail operations, strategy, finance and we look forward to benefiting from their insights and fresh perspectives. We are confident that each of them will make valuable contributions to the Board and the Company to help drive sustainable growth and compelling value for shareholders.”

About Rachel Bishop, Ph.D.

Ms. Bishop brings more than 20 years of experience in consumer goods, manufacturing and retail. She currently serves as President, Hefty Tableware at Reynolds Consumer Products (NASDAQ: REYN), where she oversees a $1Bn portfolio of consumer products and leads Reynolds’ ESG programming. She was a member of the management team that led Reynolds through a successful IPO in January 2020. Prior to joining Reynolds in 2019, she held senior positions with Treehouse Foods, Inc., (NYSE: THS) from 2014 through 2018, including President, Snacks Division and SVP & Chief Strategy Officer. Her previous roles include GVP Retail Development and Global Merchandising at The Walgreen Co., now Walgreens Boots Alliance Inc., and started her business career with eight years at McKinsey & Company. Ms. Bishop holds a Ph.D. in Materials Science and Engineering from Northwestern University, and a Bachelor of Science in Materials Science and Engineering, and in Geophysics from Brown University.

About Jeffrey Boyer

Mr. Boyer is an experienced finance and operations executive and retail industry veteran. He currently serves as Chief Operating Officer of Fossil Group (NASDAQ: FOSL) after having held the role of Chief Financial Officer and Treasurer from October 2017 to April 2020. Mr. Boyer also served as a director on Fossil Group’s Board from 2007 to 2017, including serving as Chair and a member of its Audit Committee. Prior to joining Fossil Group, Mr. Boyer held Chief Financial

Officer roles at Pier 1 Imports, Tuesday Morning, and Michaels Stores, Inc., among others. He began his career at PricewaterhouseCoopers. Mr. Boyer holds a Bachelor of Science in Finance from the University of Illinois.

About Lawrence “Chip” Molloy

Mr. Molloy brings finance, private equity and board experience to Sally Beauty. He currently serves as Chief Financial Officer of Sprouts Farmers Market (NASDAQ: SFM) having served as a director and Chair of the Audit and Compensation Committees of Sprouts’ board from 2012 to 2021 and Interim Chief Financial Officer of Sprouts from June 2019 to February 2020. Previously, Mr. Molloy served as a director and Chair of Torrid’s Audit Committee from 2018 to 2021 and Interim Chief Executive Officer of Torrid from January 2018 through August 2018. His previous roles include serving as Senior Advisor at Roark Capital Group, a private equity firm focused predominately on the restaurant and retail sectors, as well as holding Chief Financial Officer roles at Under Armour and Petsmart. Prior to his business career, Chip served as a U.S. Navy fighter pilot for 10 years, later retiring from the Naval Reserve with the rank of Commander. Mr. Molloy holds an MBA from the University of Virginia and a Bachelor of Science in Computer Science from the US Naval Academy.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers.   For   more   information   about   Sally   Beauty   Holdings,   Inc.,   please visit https://www.sallybeautyholdings.com/.